EXHIBIT 23.8

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-198888, No. 333-201434 and No. 333-201436 and Form S‑8 No. 333-216585, No. 333-176438, No. 333-183290, and No. 333-209614) of American Midstream Partners, LP of our report dated June 29, 2016, with respect to the financial statements of Okeanos Gas Gathering Company, LLC as of and for the years ended December 31, 2015 and 2014 included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst &Young LLP
Chicago, Illinois
March 24, 2017